Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SB/RH Holdings, LLC:

We consent to the use of our report dated November 20, 2015, with respect to the consolidated statements of financial position of SB/RH Holdings, LLC and subsidiaries as of September 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Milwaukee, Wisconsin

December 22, 2015